Exhibit 4.2
October 22, 2006
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
     Re: Amendment No. 1 to Rights Agreement
Ladies and Gentlemen:
          Pursuant to Section 27 of the Amended and Restated Preferred Stock Rights Agreement, dated as of November 21, 2001 (the “Rights Agreement”), between Connetics Corporation, a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:
          1. Amendment of Section 1. Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations:
          “Parent” shall mean Stiefel Laboratories, Inc., a Delaware corporation.
          “Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.
          “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 22, 2006, by and among the Company, Parent, and Merger Sub, as amended or supplemented from time to time.
          “Merger Sub” shall mean Clear Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.
          “Voting Agreements” shall mean the voting agreements referred to in Clause C of the Recitals to the Merger Agreement.
          2. Amendment of Definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence after the last sentence thereof:
“Notwithstanding anything in this Agreement to the contrary, neither Parent, Merger Sub nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person as a result of the public announcement, approval, execution, delivery or performance of the Merger Agreement or the Voting

Agreements or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.”
          3. Amendment of Definition of “Distribution Date”. The definition of “Distribution Date” in Section 1(k) of the Rights Agreement is supplemented and amended by inserting the following sentence after the last sentence thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of the public announcement, approval, execution, delivery or performance of the Merger Agreement or the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.”
          4. Amendment of Definition of “Final Expiration Date”. The definition of “Final Expiration Date” in Section 1(q) of the Rights Agreement is amended and restated in its entirety to read as follows:
“‘FINAL EXPIRATION DATE’ shall mean the earlier of (i) November 19, 2011, and (ii) the day on which the Effective Time (as such term is defined in the Merger Agreement) occurs, with the Final Expiration Date being deemed to occur as of immediately prior to the Effective Time on such date.”
          5. Amendment of Definition of “Shares Acquisition Date”. The definition of “Shares Acquisition Date” in Section 1(gg) of the Rights Agreement is supplemented and amended by inserting the following sentence after the last sentence thereof:
“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as a result of the public announcement, approval, execution, delivery or performance of the Merger Agreement or the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.”
          6. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:
“Notwithstanding anything in this Agreement to the contrary, none of the Rights may be exercised as a result of the public announcement, approval, execution, delivery or performance of the Merger Agreement or the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.”
          7. Amendment to Section 21. Section 21 of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the first sentence thereof:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination, and any required notice will be sent to the Company.”
          8. New Section 35. A new Section 35 is hereby added to the Rights Agreement immediately following Section 34 of the Rights Agreement, and such new Section 35 shall read as follows:
“Effect of Merger. For the avoidance of doubt, and in addition to the other provisions in this Agreement to such effect, the public announcement, approval, execution, delivery and performance of the Merger Agreement and the Voting Agreements and the consummation of the Merger and any other transactions contemplated by the Merger Agreement shall not have any effect on the rights of any Person under this Agreement (except as set forth in Section 1(q) hereof) and this Agreement shall otherwise be inapplicable to the Merger Agreement, the Voting Agreements, the Merger, and any other transactions contemplated thereby. Upon consummation of the Merger, neither the Company, Parent, Merger Sub, the Surviving Corporation (as such term is defined in the Merger Agreement), nor any of their respective Affiliates shall have any obligations to any holder or former holder of Rights as of and following the Effective Time (as such term is defined in the Merger Agreement).”
          9. New Section 36. A new Section 36 is hereby added to the Rights Agreement immediately following Section 35 of the Rights Agreement, and such new Section 36 shall read as follows:
“Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
          10. Wavier of Notice(s). The Rights Agent and the Company hereby waive any notice requirement(s) under the Rights Agreement pertaining to the matters covered by this Amendment.
          11. Other Provisions Unaffected. This Amendment shall be deemed to be in full force and effect immediately prior to the execution and delivery of the Merger Agreement. Except as expressly modified hereby, all arrangements, agreements, terms, conditions and provisions of the Rights Agreement remain in full force and effect, and this Amendment and the Rights Agreement, as hereby modified, shall constitute one and the same instrument.
          12. Miscellaneous.
          a. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
          b. Governing Law. This Amendment, the Rights Agreement, each Right and each Right Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
          c. Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the transactions and purposes of this Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.
          d. Descriptive Headings. Descriptive headings of the several sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.
          e. Entire Agreement. This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.
          f. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[Signature page follows]

Very truly yours, CONNETICS CORPORATION
By:	/s/ Thomas G. Wiggans
	Name:	Thomas G. Wiggans
	Title:	Chairman and Chief Executive Officer

Accepted and agreed to as of the effective time specified above:
COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Carol Mulvey-Eori
	Name:	Carol Mulvey-Eori
	Title:	Managing Director

[Signature Page to Amendment No. 1 to the Rights Agreement]